Contact
CCG Elite Investor Relations
Crocker Coulson, President
Phone: 646-213-1915
crocker.coulson@ccgir.com
Leslie Richardson, Financial Writer
Phone: 310-231-8600 x 122
leslie.richardson@ccgir.com

FOR IMMEDIATE RELEASE

China Water & Drinks Chief Financial Officer Resigns,
Mr. Wen Ding Hu Appointed as Interim CFO

Shenzhen, China - November 19, 2007 -China Water & Drinks, Inc. (OTCBB: CWDK) (“China Water & Drinks” or “the Company”), a leading producer and distributor of bottled water in the People's Republic of China, today announced the appointment of its Financial Director, Mr. Wen Ding Hu, as interim Chief Financial Officer, following the resignation of Mr. Joseph Chan from that position effective Tuesday, November 13, 2007.

Mr. Hu has over 28 years of experience in financial management and accounting, including audit accounting. Since June 2005, Mr. Hu has served as Financial Director of four of China Water & Drinks subsidiary companies including Zhangjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Ltd., Guangdong Taoda Beverage Company Limited and Shandong Olympic Forward Drink Co. Limited. Mr. Hu graduated from Guangzhou Ye Yu University with a bachelor’s degree in business administration.

The Company is actively searching for a new Chief Financial Officer and is interviewing a number of qualified candidates.

About China Water & Drinks, Inc.

China Water & Drinks, Inc. is a leading producer and distributor of bottled water in China. Through its production facilities in Guangzhou, Zhanjiang, Feixian, Changchun, Nanning and Shenyang, the Company produces and distributes bottled water to eleven provinces in China. The Company markets its own product under the brand 'Darcunk', supplies purified water to both local and international beverage brands such as Coca-Cola and Uni-President and provides private label bottled water for companies such as Sands Casino, Macau.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the Company's ability to complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People's Republic of China, the Company's ability to find attractive acquisition candidates, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###